------------------------------
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                                                  ------------------------------
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                                                  hours per response . . . 14.90
                                                  ------------------------------







                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                           ---------------------------


                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                               (Amendment No. 1)1


                             United Stationers, Inc.
--------------------------------------------------------------------------------

                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                    913004107
--------------------------------------------------------------------------------

                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         | |       Rule 13d-1(b)
         |X|       Rule 13d-1(c)
         | |       Rule 13d-1(d)


--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     574,200
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                     574,200
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             574,200
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.7 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 2 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     493,400
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                     493,400
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             493,400
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.5 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 3 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     115,900
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                     115,900
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             115,900
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 4 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     122,600
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                     122,600
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             122,600
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.4 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 5 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     42,700
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                     42,700
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             42,700
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================




                               Page 6 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     1,189,300
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    1,189,300
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,189,300
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 7 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     1,348,800
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    1,348,800
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,348,800
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.0 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 8 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Argentina
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 9 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 10 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================





                               Page 11 of 26 Pages

                                       13G

====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 12 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================





                               Page 13 of 26 Pages

                                       13G

====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 14 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 15 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 16 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]

-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 17 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Meridee A. Moore
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 18 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 19 of 26 Pages

                                       13G
====================
 CUSIP No. 913004107
====================
-------------===================================================================

     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 2,538,100 Shares, which is 7.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,538,100
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,538,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,538,100
-------------===================================================================
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]

-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.6 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 20 of 26 Pages

     This Amendment No. 1 to Schedule 13G amends the Schedule 13G initially filed on August 4, 2000 (collectively, with all amendments thereto, the "Schedule 13G").

Item 1. Issuer
        ------

          (a)  Name of Issuer:
               --------------

               United Stationers, Inc. (the "Company")

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               2200 E. Golf Road, Des Plaines, IL 60016-1267


Item 2. Identity And Background.
        -----------------------

     Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
     ----------------------------------------------------------------

     This statement relates to Shares of Common Stock, par value $0.10 per share (the "Shares") of the Company. The CUSIP number of the Shares is 913004107.

     Name Of Persons Filing, Address Of Principal Business Office And
     ----------------------------------------------------------------
     Citizenship (Item 2(a), (b) and (c))
     ------------------------------------

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

               (i)  Farallon  Capital  Partners,   L.P.,  a  California  limited
                    partnership ("FCP"), with respect to the Shares held by it;

               (ii) Farallon Capital Institutional Partners,  L.P., a California
                    limited partnership ("FCIP"), with respect to the Shares held by it;

               (iii)Farallon   Capital   Institutional   Partners  II,  L.P.,  a
                    California limited partnership ("FCIP II"), with respect to the Shares held by it;

               (iv) Farallon  Capital   Institutional   Partners  III,  L.P.,  a
                    Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

               (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

                               Page 21 of 26 Pages

     The Management Company
     ----------------------

               (vi) Farallon  Capital  Management,  L.L.C.,  a Delaware  limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts")2.

     The General Partner Of The Partnerships
     ---------------------------------------

               (vii)Farallon  Partners,  L.L.C.,  a Delaware  limited  liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

     The Managing Members Of The General Partner And The Management Company
     ----------------------------------------------------------------------

               (viii) The following  twelve persons who are managing  members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard
                    B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee
                    A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Landry, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than Enrique H. Boilini who is an Argentinean citizen.

     The address of the principal business office of each of the Reporting Persons other than Enrique Boilini is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of Enrique Boilini is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830.

Item 3.   If This  Statement Is Filed Pursuant To Sections  240.13d-1(b),  Or
          -------------------------------------------------------------------
          13d-2(b)  Or  (c),  Check  Whether  The  Person  Filing  Is An  Entity
          ----------------------------------------------------------------------
          Specified In (a) - (j):
          -----------------------

               Not Applicable.

--------
     2 Of the Shares reported by the Management Company on behalf of the Managed Accounts, 15,600 Shares (equal to approximately 0.05% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                               Page 22 of 26 Pages

               If This  Statement  Is Filed  Pursuant  To Section  240.13d-1(c),
               -----------------------------------------------------------------
               Check This Box. [X]
               -------------------

Item 4.  Ownership
         ---------
     The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.


Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

               Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

               Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

               Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

               The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

               Not Applicable.

Item 10.  Certification
          -------------

                               Page 23 of 26 Pages

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 24 of 26 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2001

                         Thomas F. Steyer
                         ----------------------------------------
                         FARALLON PARTNERS, L.L.C.,
                         on its own behalf and as General Partner of FARALLON CAPITAL PARTNERS, L.P.,
                         FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                         By Thomas F. Steyer,
                         Senior Managing Member

                         /s/  Thomas F. Steyer
                         ----------------------------------------
                         FARALLON CAPITAL MANAGEMENT, L.L.C.,
                         By Thomas F. Steyer,
                         Senior Managing Member

                         /s/  Thomas F. Steyer
                         ----------------------------------------
                         Thomas F. Steyer, individually and as
                         attorney-in-fact for each of Enrique H. Boilini,
                         David I. Cohen, Joseph F. Downes,
                         William F. Duhamel, Andrew B. Fremder, Monica R. Landry Richard B. Fried, William F. Mellin,
                         Stephen L. Millham, Meridee A. Moore
                         and Mark C. Wehrly.

         The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this
Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this
Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Steyer to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the
Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of

                               Page 25 of 26 Pages

Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Steyer, as well as Downes and Cohen, to sign and file this Schedule 13G on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference.

                               Page 26 of 26 Pages